SHARE SUBSCRIPTION AGREEMENT

This Share Subscription Agreement (this “Agreement”) is made as of April 5, 2021 by and between 500.com Ltd, a company incorporated in the Cayman Islands (the “Company”) and Good Luck Capital Limited, a company incorporated in British Virgin Islands and controlled by Mr. Man San Vincent Law (the “Subscriber”).

The Subscriber and the Company are each referred to herein as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, upon the terms and conditions of this Agreement, the Company desires to issue to the Subscriber, and the Subscriber wishes to subscribe for, class A preference shares, US$0.00005 par value per share (the “Class A Preference Shares”), of the Company which have the special rights, restrictions, preferences and privileges set forth in Exhibit A hereto, in reliance on an exemption from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”);

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE I

SUBSCRIPTION OF CLASS A PREFERENCE SHARES

Section 1.1 Subscription and Issuance of Class A Preference Shares.  Pursuant to the terms and subject to the conditions of this Agreement, the Subscriber agrees to subscribe for, and the Company agrees to issue to the Subscriber, 65,000 Class A Preference Shares with the rights, restrictions, preferences and privileges set forth in Exhibit A hereto (the “Subscribed Shares”) at a subscription price of US$1.00 per share.

Section 1.2  Payment and Delivery.  Upon the receipt of US$65,000 in immediately available cash, the Company shall (i) update the register of members of the Company (the “Register of Members”) reflecting the issuance of the Subscribed Shares, and (i) if requested by the Subscriber, deliver a duly executed share certificate in original form, registered in the name of the Subscriber upon request by the Subscriber, together with a true copy of the register of members of the Company, evidencing the Subscribed Shares being issued and sold to the Subscriber.

Section 1.3  Legends.  The Register of Members and the share certificate representing the Subscribed Shares shall be endorsed with the following legends:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD OR OFFERED FOR SALE: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS. ANY ATTEMPT TO TRANSFER OR SELL THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

THESE CLASS A PREFERENCE SHARES HAVE NO ECONOMIC RIGHT AND NO RIGHT TO DIVIDEND OR ANY OTHER DISTRIBUTION OF 500.COM LIMITED, EXCEPT A RIGHT TO RETURN OF PAR VALUE OF US$1.00 PER SHARE ON A WINDING UP OF 500.COM LIMITED PARI PASSU WITH CLASS A ORDINARY SHARES. THESE CLASS A PREFERENCE SHARES ARE NOT CONVERTIBLE INTO CLASS A ORDINARY SHARES OR CLASS B ORDINARY SHARES. THESE CLASS A PREFERENCE SHARES HAVE SPECIAL VOTING RIGHTS AS SET FORTH IN A SHARE SUBSCRIPTION AGREEMENT, DATED [ ], 2021, ENTERED INTO BY AND BETWEEN 500.COM LIMITED AND GOOD LUCK CAPITAL LIMITED.”

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ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1         Representations and Warranties of the Subscriber. The Subscriber hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

(a)       Authority. The Subscriber has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Subscriber pursuant to this Agreement and to perform his obligations hereunder and thereunder.

(b)       Valid Agreement. This Agreement has been duly executed and delivered by the Subscriber and constitutes the legal, valid and binding obligation of the Subscriber, enforceable against him in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)       Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Subscriber is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Subscriber is a party or by which the Subscriber is bound or to which any of the Subscriber’s assets are subject. There is no action, suit or proceeding, pending or threatened against the Subscriber that questions the validity of this Agreement or the right of the Subscriber to enter into this Agreement or to consummate the transactions contemplated hereby.

(d)       Consents and Approvals. Neither the execution and delivery by the Subscriber of this Agreement, nor the consummation by the Subscriber of any of the transactions contemplated hereby or thereby, nor the performance by the Subscriber of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving of notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(e)       Sophisticated Investor. The Subscriber is a sophisticated investor with knowledge and experience in financial and business matters such that the Subscriber is capable of evaluating the merits and risks of its subscription of the Subscribed Shares. The Subscriber is able to bear the economic risks of the subscription and can afford a complete loss of such subscription. The Subscriber acknowledges and affirms that, with the assistance of its advisors, it has conducted and completed its own investigation, analysis and evaluation related to the subscription of the Subscribed Shares.

(f)       Restricted Securities. The Subscriber acknowledges that the Subscribed Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Subscriber further acknowledges that, absent an effective registration under the Securities Act, the Subscribed Shares may only be offered, sold or otherwise transferred (x) to the Company, or (y) pursuant to an exemption from registration under the Securities Act.

Section 2.2       Representations and Warranties of the Company. The Company hereby represents and warrants to the Subscriber, as of the date hereof and as of the Closing Date, as follows:

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(a)       Due Formation. The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted.  Each Subsidiary (as defined below) has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of organization, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted and as described in the SEC Documents (as defined below).

(b)       Authority. The Company has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations has been duly authorized by all requisite actions on its part.

(c)       Valid Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)       Due Issuance of the Subscribed Shares. The Subscribed Shares have been duly authorized and, when issued and delivered to and paid for by the Subscriber pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, title defect, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature (collectively the “Encumbrances”), except for restrictions arising under the Securities Act or created by virtue of this Agreement, and upon delivery and entry into the register of members of the Company will transfer to the Subscriber good and valid title to the Subscribed Shares.

(e)       Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any provision of the organizational documents of the Company or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which any of the Company’s assets is subject. There is no action, suit or proceeding, pending or threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

(f)       Consents and Approvals. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby and thereby, nor the performance by the Company of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

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ARTICLE III

MISCELLANEOUS

Section 3.1        Governing Law; Arbitration.  This Agreement shall be governed and interpreted in accordance with the laws of Hong Kong.  Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force.  There shall be three arbitrators.  Each Party has the right to appoint one arbitrator and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English.  Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

Section 3.2        Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 3.3        Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Company and the Subscriber and their respective heirs, successors and permitted assigns and legal representatives.

Section 3.4        Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Subscriber without the express written consent of the other Party, except that the Subscriber may assign all or any part of his rights and obligations hereunder to any affiliate controlled by the Subscriber without the consent of the Company, provided that no such assignment shall relieve the Subscriber of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 3.5        Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 3.6        Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 3.7        Execution in Counterparts.  For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

COMPANY:

500.COM LIMITED

By:	/s/ YU Bo
	Name:	YU Bo
	Title:	Director

[Signature Page to Share Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

SUBSCRIBER:

GOOD LUCK CAPITAL LIMITED

By:	/s/ LAW Man San Vincent
	Name:	LAW Man San Vincent
	Title:	Director

[Signature Page to Share Subscription Agreement]

EXHIBIT A

Class A Preference Shares

1.	Class A Preference Shares are entitled to no economic right and no right to dividend or any other distribution of the Company (except a right to the return of par value of US$0.00005 per share on a winding up of the Company pari passu with the Company’s Class A Ordinary Shares).

2.	Class A Preference Shares are not convertible into the Company’s Class A Ordinary Shares or Class B Ordinary Shares.

3.	If Good Luck ceases to be controlled by a member of the board of director of the Company, the Company shall be entitled to redeem the Class A Preference Shares at the original subscription price.

4.	Special voting rights:

(i)	Class A Preference Shares are entitled to vote on all matters submitted to a general meeting of the Company. Each Class A Preference Share is entitled to 10,000 votes initially. When Good Luck Capital Limited (“Good Luck”) sells or otherwise transfers any number of Ordinary Shares to a third party which is not an affiliate of Good Luck, the number of votes that each Class A Preference Share is entitled to shall be reduced by a ratio that equals to the number of Ordinary Shares sold or transferred divided by 85,572,963[1]. For illustration purpose, if Good Luck sells 10,000,000 Ordinary Shares, each Class A Preference Shares shall be entitled to 8,831 votes (being the result of 10,000 x (1 - 10,000,000 / 85,572,963)).

(ii)	On any resolution to elect a Director where the nominee is a person holding executive office in the Company, then if a majority of the votes cast by the holders of the Ordinary Shares is against the appointment of such nominee, then the votes attaching to the Class A Preference Shares on such resolution shall not be counted and the Class A Preference Shares shall be disenfranchised on such resolution in this circumstance.

(iii)	For all matters that are required to be subject to shareholder approval under New York Stock Exchange Rule 312, Good Luck shall vote Class A Preference Shares in accordance with the Company board’s recommendation to the extent the board determines to submit any such matter to a general meeting of the Company to seek shareholder approval.

(iv)	If Good Luck transfers the Class A Preference Shares to a third party which is not an affiliate of Good Luck, or when Good Luck ceases to be controlled by any person holding executive office in or being a member of the board of director of the Company, Class A Preference Shares shall cease to have any voting right.

(v)	Determination as to whether an entity is an “affiliate” of Good Luck or is controlled by any person holding executive office in the Company shall be made in accordance with the definition of “affiliate” under relevant US securities law and rules promulgated thereunder as well as related cases.

1  Represent the number of ordinary shares of the Company held by Good Luck as of the date hereof.